Exhibit 4.3

LIMITED CONSENT AND NINTH AMENDMENT

 to

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This LIMITED CONSENT AND NINTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of November 7, 2005, by and among THERMADYNE INDUSTRIES, INC., a Delaware corporation (“Industries”), THERMAL DYNAMICS CORPORATION, a Delaware corporation (“Dynamics”), TWECO PRODUCTS, INC., a Delaware corporation (“Tweco”), VICTOR EQUIPMENT COMPANY, a Delaware corporation (“Victor”), C & G SYSTEMS, INC., an Illinois corporation (“C & G”), STOODY COMPANY, a Delaware corporation (“Stoody”), THERMAL ARC, INC., a Delaware corporation (“Thermal Arc”), PROTIP CORPORATION, a Missouri corporation (“ProTip”), THERMADYNE INTERNATIONAL CORP., a Delaware corporation (“International”, and collectively with ProTip, Thermal Arc, Stoody, C & G, Victor, Tweco, Dynamics and Industries, the “Borrowers”), the other persons designated as Credit Parties on the signature pages hereof, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Agent”) and the Persons signatory thereto from time to time as Lenders.  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in Annex A to the Credit Agreement and the Intercreditor Agreement (each as hereinafter defined).

RECITALS

WHEREAS, the Borrowers, the Credit Parties, Agent and Lenders have entered into that certain Second Amended and Restated Credit Agreement dated as of November 22, 2004 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement” ); and

WHEREAS, the Borrowers, Agent and Lenders have agreed to certain amendments as set forth herein;

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.             Limited Consent.   In accordance with Section 5.2 of the Intercreditor Agreement, Agent hereby consents to that certain Amendment No. 10 and Agreement to the Second Lien Credit Agreement by and among Borrowers, Credit Suisse, Cayman Islands Branch (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch), as administrative agent, and the other Persons signatory thereto, having the effect of, among other things, increasing the aggregate principal amount outstanding under the Second Lien Credit Agreement to $30,000,000.

2.             Amendment to Section 5.13.  Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Unless the Second Lien Loan Obligations are prepaid in accordance with Section 6.3(b)(vi), no later than August 7, 2008 the Second Lien Loan Obligations shall be refinanced or the terms and provisions of the Second Lien Loan Documents shall be amended, in each case on terms and conditions satisfactory to Agent in its sole discretion, so that the Indebtedness refinancing the Second Lien Loan Obligations or the Indebtedness evidenced by the amended Second Lien Loan Documents, as the case may be, matures no earlier than 90 days after the fifth anniversary of the Closing Date, does not have the effect of increasing or decreasing the principal amount thereof and that is otherwise on terms and conditions no less favorable to Agent or any Lender than the terms of the existing Second Lien Loan Documents and Intercreditor Agreement.”

3.             Amendment to Section 6.3(a)(xiii).  Section 6.3(a)(xiii) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(xiii) Indebtedness consisting of Second Lien Loan Obligations of Borrowers to Second Lien Lenders (as defined in the Intercreditor Agreement) under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $30,000,000.”

4.             Amendment to Section 6.3(b)(vi).  Section 6.3(b)(vi) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(vi)  payment in full of the Second Lien Loan Obligations, as long as at the time of such payment in full (a) no Event of Default has occurred and is continuing, (b) Borrowing Availability shall not be less than $50,000,000 (with all trade payables being paid current other than those being contested in the ordinary course of business), at any time during the 90 day period immediately prior to such prepayment, and (c) Borrowers shall deliver to Agent projections evidencing that Borrowing Availability shall not be less than $20,000,000 (with all trade payables being paid current) at any time during the one-year period immediately after giving effect to such prepayment; provided, however, that condition (b) may be satisfied if on the day with the least amount of Borrowing Availability during such 90 day period prior to such payment in full, (x) Borrowing Availability on such day, plus (y) without duplication, net cash proceeds arising out of the sale of any of Holdings’ Subsidiaries (with the prior written consent of Agent) occurring after the Closing Date and prior to August 7, 2008 exceeds $50,000,000 (for the avoidance of doubt, Borrowing Availability for this measurement will be considered on a pro forma basis net of any assets sold in such Subsidiary sales).”

5.             Amendment to Annex A.  Annex A of the Credit Agreement is hereby amended by amending and restating the definition of “Second Lien Credit Agreement” to read in its entirety as follows:

“Second Lien Credit Agreement” shall that certain Second Lien Credit Agreement, dated as of July 29, 2004, by and among Credit Suisse, Cayman Islands Branch (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch), as administrative agent, the Borrowers and the other Persons signatory thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

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6.             Amendment and Restatement of Annex G.  Annex G of the Credit Agreement is hereby amended and restated in its entirety to read as provided on Exhibit G attached hereto.

7.             Representations and Warranties of Credit Parties.  The Credit Parties represent and warrant that:

(a)       the execution, delivery and performance by the Credit Parties of this Amendment have been duly authorized by all necessary corporate action required on its part and this Amendment is a legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with its terms except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(b)      after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

8.             Conditions To Effectiveness.  This Amendment shall be effective upon the following (all in form and substance satisfactory to Agent):

(a)     execution and delivery of this Amendment by the Lenders and the Credit Parties; and

(b)     the Agent shall have received a copy of a fully executed and delivered amendment, in form and substance satisfactory to Agent, to that certain Second Lien Credit Agreement, dated as of July 29, 2004, by and among the Borrowers, Credit Suisse First Boston and the other Persons signatory thereto;

(c)     the Agent shall have received, for the ratable benefit of the Lenders, payment of an amendment fee in an amount equal to $20,000 (which shall be fully earned and payable as of the date hereof); and

(d)       payment in full of all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment, as provided in Section 11.3(a) of the Credit Agreement.

9.             Reference To And Effect Upon The Credit Agreement.

(a)       The Credit Agreement and the other Loan Documents shall remain in full force and effect, as amended hereby, and are hereby ratified and confirmed.

(b)       The consent and amendments set forth herein is effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition

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of the Credit Agreement or any other Loan Document, (ii) operate as a waiver or otherwise prejudice any right, power or remedy that the Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (iii) constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Waiver, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby.  This Waiver shall be construed in connection with and as part of the Credit Agreement.

10.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

11.           Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

12.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

13.           Reaffirmation of Guaranties.  The Credit Parties signatory hereto hereby reaffirm their Guaranties of the Obligations, taking into account the provisions of this Amendment.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL
CORPORATION,
as Agent and Lender

By:
Duly Authorized Signatory

CREDIT PARTIES:

THERMADYNE INDUSTRIES, INC.

By:
Name:
Title:

THERMAL DYNAMICS CORPORATION

By:
Name:
Title:

TWECO PRODUCTS, INC.

By:
Name:
Title:

VICTOR EQUIPMENT COMPANY

By:
Name:
Title:

C & G SYSTEMS, INC.

By:
Name:
Title:

STOODY COMPANY

By:
Name:
Title:

THERMAL ARC, INC.

By:
Name:
Title:

THERMADYNE INTERNATIONAL CORP.

By:
Name:
Title:

PROTIP CORPORATION

By:
Name:
Title:

THERMADYNE HOLDINGS CORPORATION

By:
Name:
Title:

MECO HOLDING COMPANY

By:
Name:
Title:

C&G SYSTEMS HOLDING, INC.

By:
Name:
Title:

THERMADYNE AUSTRALIA PTY LTD.

By:
Name:
Title:

DUXTECH PTY LTD.

By:
Name:
Title:

CIGWELD PTY LTD.

By:
Name:
Title:

QUETALA PTY. LTD.

By:
Name:
Title:

QUETACK PTY. LTD.

By:
Name:
Title:

THERMADYNE WELDING PRODUCTS CANADA LIMITED

By:
Name:
Title:

THERMADYNE INDUSTRIES LIMITED

By:
Name:
Title:

EXHIBIT G

AMENDED AND RESTATED ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

(a)           Financial Covenants. Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(i)            Maximum Capital Expenditures.  Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period

Fiscal Year 2003;	$18,000,000
Fiscal Year 2004;	$17,000,000
Fiscal Year 2005;	$17,000,000
Fiscal Year 2006;	$18,000,000
Fiscal Year 2007;	$18,000,000
Fiscal Year 2008;	$18,000,000

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (i) 50% of the amount of permitted Capital Expenditures for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year; provided, further, that the amount of Capital Expenditures for Fiscal Year 2003 and Fiscal Year 2004 shall not include up to $5,500,000 of Capital Expenditures made in connection with the expansion of the real property located in Denton, Texas to the extent financed with a Capital Lease.

(ii) Minimum Fixed Charge Coverage Ratio.  Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

1.10 for the Fiscal Quarter ending December 31, 2003;

1.10 for the Fiscal Quarter ending March 31, 2004;

1.05 for the Fiscal Quarter ending June 30, 2004;

1.00 for the Fiscal Quarter ending September 30, 2004;

0.90 for the Fiscal Quarter ending December 31, 2004;

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0.85 for the Fiscal Quarter ending March 31, 2005;

0.90 for the Fiscal Quarter ending June 30, 2005;

0.97 for the Fiscal Quarter ending September 30, 2005;

0.97 for the Fiscal Quarter ending December 31, 2005;

0.88 for the Fiscal Quarter ending March 31, 2006;

0.92 for the Fiscal Quarter ending June 30, 2006;

1.04 for the Fiscal Quarter ending September 30, 2006;

1.09 for the Fiscal Quarter ending December 31, 2006; and

1.10 for each Fiscal Quarter thereafter.

(iii)          Minimum EBITDA.  Until such time as the Second Lien Loan Obligations have been paid in full in accordance with Section 6.3(b)(vi) or refinanced in accordance with Section 5.13, Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the 12-month period then ended of not less than the following:

Period	EBITDA

Fiscal Quarter ending December 31, 2003	$48,000,000
Fiscal Quarter ending March 31, 2004	$46,500,000
Fiscal Quarter ending June 30, 2004	$47,600,000
Fiscal Quarter ending September 30, 2004	$47,000,000
Fiscal Quarter ending December 31, 2004	$41,500,000
Fiscal Quarter ending March 31, 2005	$39,000,000
Fiscal Quarter ending June 30, 2005	$37,000,000
Fiscal Quarter ending September 30, 2005	$40,440,000
Fiscal Quarter ending December 31, 2005	$44,554,000
Fiscal Quarter ending March 31, 2006	$42,274,000
Fiscal Quarter ending June 30, 2006	$47,532,000
Fiscal Quarter ending September 30, 2006	$49,265,000
Fiscal Quarter ending December 31, 2006	$50,432,000
Fiscal Quarter ending March 31, 2007	$60,175,000
Fiscal Quarter ending June 30, 2007	$60,650,000
Fiscal Quarter ending September 30, 2007	$61,125,000
Fiscal Quarter ending December 31, 2007	$61,600,000
Fiscal Quarter ending March 31, 2008	$62,075,000
Fiscal Quarter ending June 30, 2008	$62,550,000
Fiscal Quarter ending September 30, 2008	$63,025,000
Fiscal Quarter ending December 31, 2008 and for each Fiscal Quarter ending thereafter	$63,500,000

(iv)          Maximum Leverage Ratio.  Until such time as the Second Lien Loan Obligations have been paid in full in accordance with Section 6.3(b)(vi) or refinanced in accordance with Section 5.13 (provided, however, that if after such payment in full or refinancing, Borrowing Availability is at any time less than $15,000,000 this Financial Covenant shall be reinstated until the Commitment Termination Date), Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

5.00 for the Fiscal Quarter ending December 31, 2003;

5.00 for the Fiscal Quarter ending March 31, 2004;

5.00 for the Fiscal Quarter ending June 30, 2004;

5.53 for the Fiscal Quarter ending September 30, 2004;

6.18 for the Fiscal Quarter ending December 31, 2004;

6.70 for the Fiscal Quarter ending March 31, 2005;

7.08 for the Fiscal Quarter ending June 30, 2005;

6.72 for the Fiscal Quarter ending September 30, 2005;

5.79 for the Fiscal Quarter ending December 31, 2005;

6.30 for the Fiscal Quarter ending March 31, 2006; and

5.54 for the Fiscal Quarter ending June 30, 2006;

5.27 for the Fiscal Quarter ending September 30, 2006;

4.90 for the Fiscal Quarter ending December 31, 2006; and

4.00 for each Fiscal Quarter ending thereafter.

(b)         Enhanced Financial Covenants:

(i)            Minimum Fixed Charge Coverage Ratio.  Holdings and its Subsidiaries shall have, on a consolidated basis, a Fixed Charge Coverage Ratio for the 12-month period ending April 30, 2004 of not less than 1.25.

(ii)           Minimum EBITDA. Holdings and its Subsidiaries shall have, on a consolidated basis, EBITDA for the 12-month period ending April 30, 2004 of not less than $51,000,000.

(iii)          Maximum Leverage Ratio.  Holdings and its Subsidiaries shall have, on a consolidated basis, a Leverage Ratio for the 12-month period ending April 30, 2004 of not more than 4.25.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.